Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Retrophin, Inc.

New York, New York

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-198648) and Registration Statement on Form S-8 (No. 333-200224) of Retrophin, Inc. of our report dated March 11, 2015, relating to the consolidated financial statements of Retrophin, Inc., which appears in this Form 10-K. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

BDO USA, LLP

New York, New York

March 11, 2015

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.